EXHIBIT 3.1

                       CERTIFICATE OF DESIGNATIONS OF THE
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (Par Value $0.01 Per Share)
                                       of
                               MOTIENT CORPORATION

                  ---------------------------------------------

                        Pursuant to Section 151(g) of the
                             General Corporation Law
                            of the State of Delaware

                  --------------------------------------------

                  The undersigned does hereby certify that the following resolutions were duly adopted by the Board of Directors (the "Board") of Motient Corporation, a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law:

                  WHEREAS, the Restated Certificate of Incorporation of the Corporation (the "Charter"), authorizes a total of 205,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), issuable from time to time; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable from time to time in one or more series;

                  WHEREAS, the Board has previously authorized the creation of 450,000 shares of Series A Cumulative Convertible Preferred Stock; and

                  WHEREAS, the Board wishes to designate a new series of Preferred Stock.

                  NOW THEREFORE, BE IT

                  RESOLVED, that pursuant to the authority conferred to the Board by the Charter, the Series B Preferred (as defined in Exhibit A attached hereto), be, and it hereby is, established, created and approved, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth on Exhibit A attached hereto and incorporated herein by reference for all purposes; and further

                  RESOLVED, that the proper officers be, and each hereby is, authorized, empowered and directed, by and on behalf of the Corporation and in its name, to prepare, execute and deliver, and file with the Secretary of State of the State of Delaware, a Certificate of Designations of the terms, limitations, rights and preferences of the Series B Cumulative Convertible Preferred Stock (the "Certificate of Designations"), with the designations, voting and other powers, preferences, relative, participating, optional and other rights, and the qualifications, limitations and restrictions, set forth on Exhibit A.

IN WITNESS WHEREOF, Motient Corporation has caused this Certificate of Designations to be signed this 26th day of October, 2005.

                                      MOTIENT CORPORATION

                                      By: /s/ Christopher Downie
                                          ----------------------
                                          Christopher Downie
                                          Executive Vice President and Chief
                                          Operating Officer

                                    EXHIBIT A
                                    ---------

         Section 1. Number of Shares and Designation. This series of preferred stock shall be designated as "Series B Cumulative Convertible Preferred Stock" and the number of shares which shall constitute such series shall be 500,000 shares, par value $0.01 per share. For the purpose of this Certificate of Designations, the Series B Cumulative Convertible Preferred Stock shall be referred to as the "Series B Preferred."

         Section 2. Rank. Series B Preferred shall, with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Common Stock, are collectively referred to herein as the "Junior Securities"), (ii) rank on a parity with the Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series B Preferred (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Parity Securities"), and
(iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series B Preferred (whether with respect to payment of dividends, redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "Senior Securities"). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. At the date of the initial issuance of the Series B Preferred, (i) there will be no Senior Securities authorized or outstanding, (ii) the Series A Preferred, if any, will be the only Parity Securities issued and outstanding and (iii) the shares of Common Stock (including any rights or options exercisable or exchangeable for or convertible into shares of Common Stock) are the only Junior Securities issued and outstanding.

         Section 3. Voting Rights. Except as required by law and as provided herein, holders of Series B Preferred shall have no voting rights and their consent shall not be required for taking any corporate actions. Upon (a) the accumulation of accrued and unpaid dividends on the outstanding shares of Series B Preferred for two or more six month periods ending on a Dividend Reference Date (defined below), whether or not consecutive; (b) the failure of the Corporation to comply with the provisions of Section 10(a) or Section 10(b) below or (c) the failure of the Corporation to comply with any of the other covenants or agreements set forth in this Certificate of Designations and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Series B Preferred then outstanding (each of the events described in clauses (a), (b) and (c) being referred to herein as a "Voting Rights Triggering Event"), then the holders of at least a majority of the then-outstanding shares of Series B Preferred, and the holders of any Parity Securities upon which like voting


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

rights have been conferred and are exercisable, voting as a single class, will be entitled to elect a majority of members of the Corporation's Board of Directors for successive one-year terms until all dividends in arrears on the Series B Preferred have been paid or declared and set apart for payment, the Corporation has complied with the provisions of Section 10(a) or Section 10(b) of this Certificate of Designations, as applicable, or such failure to comply with covenants or other agreements has been cured. Upon the Corporation's paying or declaring and setting apart of funds for payment of all such dividends in arrears, complying with the provisions of Section 10(a) or Section 10(b) of this Certificate of Designations, as applicable, or curing such failure to comply with covenants or other agreements, the term of office of each director elected will terminate immediately and the number of directors constituting the entire Board of Directors will be reduced by the number of directors elected by the holders of the Series B Preferred and any Parity Securities pursuant to this
Section 3. Notwithstanding the foregoing, the Corporation shall not have the right, as long any shares of Series B Preferred are outstanding, to modify the rights, preferences or privileges of the Series B Preferred in a manner adverse to the holders of Series B Preferred without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least a majority of the then-outstanding shares of Series B Preferred, voting or acting, as the case may be, as a single class.

         Section 4.     Dividends.
                        ---------

                (a) From April 15, 2005 or, if the Corporation first issues any shares of Series B Preferred after the close of business on a record date for the payment of dividends on the Series A Preferred, then from and after the payment date for such dividend on the Series A Preferred relating to such record date (in either case, the "Effective Initial Issuance Date") to April 15, 2007 (the "Second Anniversary Date"), each share of Series B Preferred, prior and in preference to any shares of Junior Securities, shall be entitled to receive, when and as declared by the Board out of funds legally available for the purpose, dividends payable in cash in the amount of $52.50 per share per annum (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Series B Preferred) (the "Cash Rate"). On April 15, 2005, the Corporation placed a cash amount equal to $105.00 per share of Series A Preferred issued on such date into an escrow account (the "Escrow Account") pursuant to the terms of the Escrow Agreement (as it may be amended from time to time, the "Escrow Agreement") dated such date by and between the Corporation and Equiserve Trust Company N.A., as escrow agent. The shares of Series B Preferred initially issued pursuant hereto are being issued in exchange for a like number of shares of Series A Preferred, and the Escrow Agreement is being amended contemporaneously therewith, with the consent of the holders of a majority of the outstanding shares of Series A Preferred, to provide that the funds held in the Escrow Account will be for the held thereunder for the benefit of the holders of the Series A Preferred and the Series B Preferred. All dividends payable pursuant to this Section 4(a) will be paid from the Escrow Account on the applicable Dividend Reference Date (defined below). After such time as the dividend payment to be made on the Dividend Reference Date that is the Second Anniversary Date (or such earlier date if all amounts held in the Escrow Account have been paid pursuant to the terms hereof) has been paid to the holders of Series B Preferred, any remaining amounts in the Escrow Account shall be distributed to the Corporation. No dividends may be paid on the shares of Series A Preferred or the shares of Series B Preferred unless dividends are contemporaneously paid on each outstanding share of Series A Preferred and Series B Preferred in accordance with the respective terms thereof.

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

                (b) From the Second Anniversary Date to and including the first to occur of the date on which (i) the Series B Liquidation Amount on such share is paid to the holder thereof in connection with a Liquidation Event, (ii) such share is redeemed by the Corporation pursuant to the provisions hereof, or
(iii) such share is converted into shares of Common Stock hereunder, and subject to the rights of any shares of Senior Securities, each share of Series B Preferred, prior and in preference to any shares of Junior Securities, shall be entitled to receive, when and as declared by the Board out of funds legally available for the purpose, dividends payable in cash or shares of Common Stock at the option of the Corporation. Dividends on each share of Series B Preferred shall accrue on a daily basis at the rate of (i) if the Corporation elects to pay the dividend in cash, the Cash Rate or (ii) if the Corporation elects to pay the dividend in shares of Common Stock, at a rate of $62.50 per share of Series B Preferred Stock per annum (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Series B Preferred) (the "Stock Rate"), with the number of shares of Common Stock to be issued as such dividend to be determined by dividing the Stock Rate by the Trading Price on the last Trading Day prior to the applicable Dividend Notice Date (defined below). Dividends may be paid in shares of Common Stock only if a registration statement registering the resale of the shares of Common Stock issuable on such Dividend Reference Date (defined below) has been filed with the Securities and Exchange Commission and such registration statement is effective on the date the Board declares such dividend. The Corporation covenants that all shares of Common Stock that may be issued upon payment of a dividend on the Series B Preferred will, when issued, be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

                (c)     The dividends to be paid pursuant to Section 4(a) and
Section 4(b) above on the shares of Series B Preferred shall accrue in each case from and including the Effective Initial Issuance Date to and including the date on which such dividends are no longer owed pursuant to the terms hereof. Such dividends shall accrue whether or not they have been declared by the Board and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

                (d) To the extent the Corporation has funds legally available to pay in full the dividend on all shares of Series B Preferred then outstanding, dividends will be payable on October 15 and April 15 of each year (each such date, a "Dividend Reference Date" and collectively, the "Dividend Reference Dates"), with the first Dividend Reference Date beginning October 15, 2005. To the extent the Corporation does not have funds legally available to pay in full the dividends on all shares of Series B Preferred then outstanding, all dividends which have accrued on each share of Series B Preferred outstanding during the six month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated at the Stock Rate and shall remain accumulated dividends with respect to each such share until the next Dividend Reference Date on which the Corporation has funds legally available to pay such accumulated dividends in full. The record date (the "Record Date") for the payment of dividends on the Series B Preferred shall be fixed by the Board and shall not be more than 60 days or less than 10 days preceding each Dividend Reference Date. Dividends shall be payable to the holders of record as they appear on the stock transfer books of the Corporation at the close of business on the Record Date. Five Trading Days prior to each Record Date (the "Dividend Notice Date"), the Corporation will give notice (the "Dividend Notice") to each holder of Series B Preferred that shall set forth (i) the Record Date and (ii) if the dividend as


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to which the Dividend Notice relates shall be paid in cash or Common Stock and, if paid in Common Stock, the applicable Trading Price for such dividend.

                (e) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares of Series B Preferred held by each such holder as compared to all holders of Series B Preferred.

                (f) No dividends, including a dividend that constitutes a return of capital, shall be declared or paid, and no funds shall be set apart for payment, on any Junior Securities, unless (i) written notice of such dividend is given to each holder of shares of Series B Preferred not less than 15 days prior to the record date for such dividend and (ii) a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred pursuant to the Securities Act of 1933, as amended has been filed with the Securities and Exchange Commission and is effective on the date the Board declares such dividend or other distribution.

                (g) No fractional shares of Common Stock shall be issued upon payment of a dividend in shares of Common Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, such amount shall be paid in cash equal to such fraction multiplied by the Trading Price on the last Trading Day prior to the applicable Dividend Notice Date for such dividend then in effect.

         Section 5. Liquidation.
                    ------------

                (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), and subject to the rights of any Senior Securities with respect to distributions upon a Liquidation Event, distributions to the holders of the Series B Preferred shall be made in the manner set forth in this Section 5.

                (b) The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities by reason of their ownership of such stock and pari passu with any distribution of the assets of the Corporation to the holders of any Parity Securities by reason of their ownership of such stock, an amount per share of Series B Preferred then held by them equal to (i) $1,000 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to such shares) plus (ii) all accrued but unpaid dividends on such shares of Series B Preferred that shall have accumulated at the Stock Rate pursuant to Section 4(b) plus (iii) all accrued but unpaid dividends accruing from the most recent Dividend Reference Date to the actual date of such Liquidation Event, Conversion Date (as defined below) or Redemption Date (as defined below), as the case may be, at the Cash Rate, plus (iv) the Escrow Premium (defined below) (the sum of clauses (i), (ii), (iii) and (iv) with respect to such shares of Series B Preferred, the "Series B Liquidation Amount") and such holders will not be entitled to any further payment with respect to such shares of Series B Preferred. To the extent a share of Series B Preferred is converted pursuant to
Section 6 or redeemed pursuant to Section 10 or the Series B Liquidation Amount is payable to the holder of record of such share upon the consummation of a

Liquidation Event pursuant to this Section 5, and the date of such conversion, redemption or Liquidation Event is after any Record Date with respect to the payment of a dividend but on or prior to the applicable Dividend Reference Date, the dividend due on such Dividend Reference Date shall not be included in the Series B Liquidation Amount but shall be payable to the holder of record as of such Record Date of such share of Series B Preferred notwithstanding such conversion, redemption or occurrence of a Liquidation Event prior to such Dividend Reference Date. If upon a Liquidation Event the assets and funds legally available for distribution among the holders of the Series B Preferred and any Parity Securities shall be insufficient to permit the payment to such holders of the full Series B Liquidation Amount and pari passu amounts due with respect to such Parity Securities, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred and such Parity Securities in proportion to the Series B Liquidation Amount and pari passu amounts due with respect to such Parity Securities that each holder of Series B Preferred and such Parity Securities is otherwise entitled to receive.

                (c) After payment in full has been made to the holders of the Series B Preferred of the full Series B Liquidation Amount (and with respect to Parity Securities, such pari passu amounts) due pursuant to Section 5(b) above, the entire remaining assets and funds of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Junior Securities in proportion to their respective rights to same.

                (d) If any of the assets of the Corporation are to be distributed under this Section 5, or for any purpose, in a form other than cash, the value of such assets will be its fair market value, as determined in good faith by the Board. Any securities to be delivered to the holders of Series B Preferred, Parity Securities or Junior Securities, as the case may be, shall be valued as follows:

                        (1) If traded on a securities exchange or through the Nasdaq National or Small Cap Markets, the value shall be deemed to be the average of the Closing Prices of the securities on such exchange over the 10 Trading Day period ending three (3) days prior to the closing;

                        (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 10 Trading Day period ending three (3) days prior to the closing; and

                        (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Section 5(e)(1) or (2) above to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

                (e) Prior to the occurrence of a Liquidation Event, the Corporation shall give each holder of record of Series B Preferred written notice (the "Liquidation Event Notice") not later than fifteen (15) days prior

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to the stockholders' meeting called to approve such transaction or event, or fifteen (15) days prior to the closing of such transaction or event, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction or event. The first of such notices shall describe the material terms and conditions of the impending transaction or event and the provisions of this Section 5. The transaction or event shall not occur sooner than 15 days after the Corporation has given the first notice provided for herein.

         Section 6. Conversion. The holders of the Series B Preferred have conversion rights as follows (the "Conversion Rights"):

                (a) Right to Convert. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after such share is issued until the date such share of Series B Preferred shall have been redeemed by the Corporation at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Liquidation Amount by the Series B Conversion Price in effect at the time of conversion (the "Optional Conversion Date"). The initial conversion price of the Series B Preferred shall be $33.33 (the "Series B Conversion Price"). The Series B Conversion Price shall be subject to adjustment as hereinafter provided.

                (b) Mandatory Conversion. At any time after the Second Anniversary Date, each share of Series B Preferred shall be converted into shares of Common Stock at the Series B Conversion Price then in effect on the date (the "Mandatory Conversion Date" and, together with the Optional Conversion Date, the "Conversion Date"), if the Corporation shall so elect. Notice of such election by the Corporation shall be set forth in a written notice that the Corporation shall give to each record holder of Series B Preferred regarding the conversion of all outstanding shares of Series B Preferred pursuant to this
Section 6(b) (the "Mandatory Conversion Notice"). Provided, however, that conversion of shares of Series B Preferred into shares of Common Stock pursuant to this Section 6(b) shall only occur if (i) during the 90 calendar day period immediately preceding the Mandatory Conversion Date, the Closing Sale Price of the Common Stock has been greater than $43.33 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Common Stock) for a total of not less than 15 Trading Days within a period of 20 consecutive Trading Days during such 90 calendar day period and (ii) a registration statement registering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred pursuant to the Securities Act of 1933, as amended has been filed with the Securities and Exchange Commission and such registration statement is effective on the date the Corporation gives the Mandatory Conversion Notice.

                (c)     Mechanics of Conversion.

                        (1) No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction based on the Closing Sale Price of the Common Stock on the last Trading Day prior to the Conversion Date.

                        (2) Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section


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6(a) above and upon the occurrence of the event specified in Section 6(b) above, as the case may be, and to receive certificates representing shares of Common Stock therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred and, if the conversion is effected pursuant to
Section 6(a) above, shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder's shares, which shall in any event be deemed to have been converted, automatically and without any further action on the part of the holder of the Corporation, in accordance with Section 6(b) above. The Corporation shall, as promptly as practicable thereafter, issue and deliver to such holder's address of record a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the certificates representing shares of Series B Preferred to be surrendered are received by the Corporation or any transfer agent for the shares of Series B Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The Corporation covenants that all shares of Common Stock that may be issued upon conversion of the Series B Preferred will, when issued, be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

                (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series B Preferred, in addition to such other remedies as shall be available to the holder of such Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         Section 7.  Adjustment of Series B Conversion Price.
                     ---------------------------------------

                (a) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series B Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. The Series B Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 7(a). For the purposes of clarity, no


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adjustment shall be made with respect to the payment of a dividend of stock purchase rights in connection with the issuance of up to approximately $21.4 million of shares of Common Stock at a per share price of $8.57 pursuant to a follow on rights offering to certain of the Corporation's existing common stockholders, for which the record date for payment of such dividend was December 14, 2004 but such dividend has not yet been paid.

                (b) Reorganization, Reclassification, Exchange, Substitution, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, exchange, substitution, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". In any Organic Change that is also a Change in Control, the holders of Series B Preferred shall also have the rights set forth in Section 10(a) below. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series B Preferred shall thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofor acquirable and receivable upon the conversion of such holder's Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 7(b) shall apply similarly and equally to successive Organic Changes.

                (c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 6 hereof and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

                (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to
Section 7 hereof, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other securities and property which at the time would be received upon the conversion of Series B Preferred.

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         Section 8.  Change in Control.
                     -----------------

                (a) "Change in Control" means the occurrence of one or more of the following events:

                        (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Corporation's assets to any Person or group of related Persons (other than to any of the Corporation's majority owned subsidiaries) as defined in Section 13(d) of the Exchange Act;

                        (2) if any Person or group shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation; or

                        (3) any consolidation or merger by the Corporation where Persons who were beneficial owners (as defined in Rule 13d-3 under the Exchange
Act) of the Corporation's shares of voting stock immediately prior to such transaction no longer own at least a majority of the total voting power of the continuing or surviving corporation or entity.

                (b) Prior to the occurrence of a Change in Control, the Corporation shall give each holder of record of Series B Preferred written notice (the "Change in Control Notice") not later than 10 days prior to the record date for the stockholders' meeting called to approve such transaction or event, or 15 days prior to the closing of such transaction or event, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction or event. The first of such notices shall describe the material terms and conditions of the Change in Control transaction or event and the provisions of Section 10(a) below. The Change in Control transaction or event shall not occur sooner than 15 days after the Corporation has given the first notice provided for herein.

         Section 9.     Senior Security Cap.
                        -------------------

                (a)     If at any time after the Effective Initial Issuance Date
(i) any shares of Series B Preferred are outstanding, (ii) the Corporation issues Senior Securities, Parity Securities or debt securities ("Debt Securities" and, together with Senior Securities and Parity Securities, "Additional Securities") and (iii) the aggregate gross proceeds from (A) the issuance of such Additional Securities plus (B) the issuance of all other Additional Securities issued after April 15, 2005 (but not including the shares of Series A Preferred issued pursuant to the Securities Purchase Agreement dated April 15, 2005 by and among the Corporation and the Purchasers listed on Schedule A thereto or the shares of Series B Preferred issued in exchange for such shares of Series A Preferred), exceeds $250,000,000 (the date of which such events shall have occurred shall be defined as the "Senior Security Trigger Date"), the holder of each share of Series B Preferred shall have the rights set forth in Sections 9(b) and 10(a) below.

                (b) Within 5 days following the Senior Security Trigger Date, the Corporation shall give each holder of record of Series B Preferred written notice (the "Senior Security Notice") of the occurrence of the Senior Security Trigger Date. The Senior Security Notice shall notify such holder of the occurrence of the Senior Security Trigger and describe the provisions of
Section 10(a) below.

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         Section 10.    Redemption.
                        -----------

                (a) Holder Redemption. Upon the occurrence of either a Change in Control or the Senior Security Trigger Date, each holder of Series B Preferred (each, a "Requesting Holder" and collectively, the "Requesting Holders") may, by giving written notice to the Corporation, within 10 Trading Days following the date the Corporation gives the Change in Control Notice (defined below) or the Senior Security Notice, as applicable, require the Corporation to redeem all or a portion of the shares of Series B Preferred then held by such Requesting Holder. In such redemption the Corporation shall redeem, out of lawfully available funds, shares of Series B Preferred, for an amount in cash for each share of Series B Preferred requested to be redeemed by a Requesting Holder equal to (i) $1,080 per share of Series B Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the shares of Series B Preferred), plus (ii) all accrued but unpaid dividends on the shares of Series B Preferred to be redeemed, plus (iii) an amount in cash for each share of Series B Preferred equal to the Escrow Premium (defined below) for each such share of Series B Preferred (the sum of clauses (i), (ii) and (iii) with respect to such shares of Series B Preferred, the "Holder Redemption Price") on the date of the redemption (the "Holder Redemption Date").

                The "Escrow Premium" for a share of Series B Preferred shall be equal to $105.00, minus the aggregate amount, if any, of dividends paid per share of Series A Preferred for which the record date occurs prior to the issuance date of any shares of Series B Preferred, minus the aggregate amount of dividends paid per share of Series B Preferred since the Effective Initial Issuance Date, minus all accrued but unpaid dividends per share of Series B Preferred.

                (b) Mandatory Redemption. The Corporation shall redeem all, and not less than all, then outstanding shares of Series B Preferred on April 15, 2010 (the "Mandatory Redemption Date" and, together with the Holder Redemption Date, a "Redemption Date"), for an amount in cash for each share of Series B Preferred equal to 100% of the Series B Liquidation Amount then in effect (the "Mandatory Redemption Price" and, together with the Holder Redemption Price, the "Redemption Price").

                (c) Redemption Payments. The Redemption Price shall be paid in cash from any funds legally available therefor. If the funds of the Corporation legally available for redemption of shares of Series B Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series B Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred. The shares of Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, such funds will be used to redeem the balance of the shares that the Corporation has become obliged to redeem on the Redemption Date but that it has not redeemed.

                (d) Redemption Procedures. In the event the Corporation is required to redeem shares of Series B Preferred, the Corporation shall send a written notice (the "Redemption Notice") by first class mail to each holder of record of Series B Preferred at such Holder's registered address, not more than

60 days nor less than 10 days prior to the Redemption Date stating:

                        (1) the Redemption Date;

                        (2) the Redemption Price;

                        (3) that holders of Series B Preferred who want to convert shares of Series B Preferred must satisfy the requirements set forth in
Section 6(c) hereof and that the date on which the right to convert the shares of the Series B Preferred called for redemption will terminate shall be at the close of business on the Trading Day immediately preceding the Redemption Date (unless the Corporation shall default in making the payment of the Redemption Price then due, in which case the right of the holder to convert such holder's shares of Series B Preferred shall terminate on the date such default is cured and such shares of Series B Preferred are redeemed);

                        (4) the date on which the right to convert the shares of Series B Preferred called for redemption will terminate and the place or places where and manner in which such shares of Series B Preferred may be surrendered for conversion;

                        (5) that certificates representing shares of the Series B Preferred called for redemption must be surrendered to the Corporation to collect the Redemption Price;

                        (6) if fewer than all the outstanding shares of the Series B Preferred are to be redeemed by the Corporation, the number of shares to be redeemed; and

                        (7) any other information the Corporation wishes to present.

                (e)     Payment of Redemption Price.

                        (1) If the Corporation gives a Redemption Notice pursuant hereto, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall segregate or cause to be segregated cash sufficient to pay the Redemption Price and shall pay the Redemption Price to holders of such shares of the Series B Preferred upon surrender of their certificates evidencing their shares of Series B Preferred at the office of the Corporation or of any transfer agent for the Series B Preferred. On and after the Redemption Date, all rights of holders of such shares of Series B Preferred that have been redeemed shall terminate, other than the right of such holders to receive the Redemption Price upon delivery of the certificates formerly evidencing such redeemed shares of Series B Preferred, payable in accordance with the terms hereof, unless the Corporation defaults in making payment of such Redemption Price.

                        (2) Payment of the Redemption Price for shares of the Series B Preferred is conditioned upon transfer and delivery of certificates representing, immediately prior to the Redemption Date, the shares of Series B Preferred being redeemed, together with necessary endorsements, to the Corporation at any time after delivery of the Redemption Notice by the Corporation.

                        (3) If fewer than all of the outstanding shares of Series B Preferred are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the Corporation shall redeem from each Holder such Holder's pro rata share of the number of shares of Series B Preferred to be redeemed. If any Holder of shares of Series B Preferred selected for partial redemption elects to convert any of such Holder's shares of Series B Preferred after receipt of the Redemption Notice with respect to such partial redemption and prior to the applicable Redemption Date, the number of shares of Series B Preferred of such Holder that would have been redeemed pursuant to such partial redemption shall be reduced by the number of shares of Series B Preferred so converted.

                        (4) Upon surrender of a certificate or certificates representing shares of Series B Preferred that is or are redeemed in part, the Corporation shall execute and deliver to the holder of such shares a new certificate or certificates representing shares of the Series B Preferred in an amount equal to the unredeemed portion of the whole shares of Series B Preferred surrendered for partial redemption.

                (f) General. On and after any Redemption Date, provided that the Corporation has made available at the office of the transfer agent for the Series B Preferred a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the Series B Preferred called for redemption (except for the Redemption Premium), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Convertible Series B Preferred shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Redemption Date.

         Section 11. Notice. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series B Preferred shall be deemed given three (3) calendar days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

         Section 12. Definitions. The following terms, as used herein, shall have the following meanings:

                (a) "Closing Price" means, for any security as of any date, the last closing trade price for such security on the principal United States securities market on which such security is traded as reported by Bloomberg Financial Markets (or any successor thereto, "Bloomberg"), or, if such exchange begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m. (New York City time) as reported by Bloomberg, or, if such exchange is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the highest bid prices and the lowest ask prices of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC.

                (b) "Closing Sale Price" means, with respect to the Common Stock, for any day, the Closing Price per share of Common Stock.


                (c) "Trading Day" means (x) if the applicable security is quoted on the Nasdaq National Market System, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the New York Stock Exchange, Inc. (the "NYSE"), the American Stock Exchange LLC ("AMEX") or another national securities exchange, a day on which the NYSE, the AMEX or such other national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                (d) "Trading Price" means, with respect to the Common Stock, for any day, the average of the Closing Sale Price of the Common Stock on the twenty consecutive Trading Days ending the last Trading Day before applicable date.